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                                                                   EXHIBIT 23.02






We consent to incorporation by reference in registration statement No. 333-38382 on Form S-4 of RMI.NET, Inc. of our report, dated March 22, 2000, relating to the consolidated balance sheets of Internet Communications Corporation and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the Annual Report on Form 10-K of Internet Communications Corporation, which is incorporated by reference into the registration statement, and to the reference to our firm under the heading "Experts" in the registration statement.





                                           /s/ KPMG LLP




Denver, Colorado
October 23, 2000